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Exhibit 5.1

[WILENTZ GOLDMAN & SPITZER P.A. LETTERHEAD]

                      January 12, 2004

Russ Berrie and Company, Inc.
111 Bauer Drive
Oakland, NJ 07436

  Re:
  Registration Statement on Form S-8

Ladies and Gentlemen:

        You have requested our opinion concerning certain matters of New Jersey law with respect to the Registration Statement on Form S-8 (the "Registration Statement") of Russ Berrie and Company, Inc., a New Jersey corporation (the "Company"), filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), in connection with the registration of 2,900,000 shares of Common Stock, stated value $0.10 per share, of the Company (the "Common Stock"), subject to issuance by the Company under the Company's 2004 Stock Option, Restricted and Non-Restricted Stock Plan (the "Option Plan") and the Company's 2004 Employee Stock Purchase Plan (the "ESPP"). All capitalized terms which are not defined herein shall have the meanings assigned to them in the Registration Statement.

        For the purpose of the opinion set forth below, we have examined and are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Common Stock, including such corporate records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. With respect to agreements and instruments executed by natural persons, we have assumed the legal competency of such persons.

        On the basis of the foregoing examination, and in reliance thereon, we are of the opinion that (subject to compliance with the pertinent provisions of the Securities Act and to compliance with such securities or "blue sky" laws of any jurisdiction as may be applicable) the Common Stock has been duly authorized and, when issued in accordance with the provisions of the Option Plan and/or the ESPP, as applicable, will be validly issued, fully paid and nonassessable.

        We render no opinion herein as to matters involving the laws of any jurisdiction other than the laws of the State of New Jersey. In rendering this opinion, we assume no obligation to revise or supplement this opinion should current laws, or the interpretations thereof, be changed. The opinion expressed herein is limited to the matters expressly set forth in this letter, and no statement is implied or may be inferred beyond the matters expressly stated herein.

        We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                      Very truly yours,

                      /s/ WILENTZ, GOLDMAN & SPITZER, P.A.

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  Exhibit 5.1